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                                                                      EXHIBIT 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

          LIGHTNING ROD SOFTWARE IMPLEMENTS ADDITIONAL STAFF REDUCTIONS

            COMPANY TO FOCUS ON DIALOGIC AND CURRENT CUSTOMER SUPPORT
             PENDING DECISION BY DIALOGIC TO OPT OR NOT FOR A FULLY
                                 PAID UP LICENSE

MINNEAPOLIS--MAY 1--Lightning Rod Software, Inc. (Nasdaq: LROD) announced today additional staff reductions aimed at conserving resources in order to continue supporting Dialogic Corporation and existing customers and partners pending Dialogic's decision expected on or before August 1, 2001 to opt or not for a fully paid up license. Opting for a fully paid up license would bring Lightning Rod an additional $2,000,000 license fee. Failing to opt for a fully paid up license would result in an ongoing potential royalty generating license arrangement with Dialogic, but the extent and timing of any royalty fees would be uncertain. Without additional funding, Lightning Rod will not be able to maintain any significant active operations beyond approximately August 1, 2001.

"The current economic climate, combined with the Company's limited resources, has made it virtually impossible for the Company to generate any significant business beyond that which we are currently doing with Dialogic and with our current customers and partners," stated Willem Ellis, Chief Executive Officer. "As a result, we are planning to use our net remaining resources principally to support our Dialogic initiative and our existing customers and partners. We believe that our relationship with Dialogic has substantial potential value, either through the fully paid up license or through an ongoing potential royalty-generating license. We will continue to do whatever we can over the next few months to enhance that value while also doing what we can with limited resources to explore additional strategic alternatives."

The staff reductions, effective May 1, 2001, affect 12 of the Company's 30 employees. Included in the scheduled departures are the Company's Chief Financial Officer, whose duties will be assumed by the Company's Controller, and the Chief Technical Officer, who will remain available to consult with the Company as needed. The Company's remaining executives agreed to salary reductions to further conserve resources while working to support the Company's initiative with Dialogic and to explore additional strategic alternatives.

Based on its recently filed 10-K, Nasdaq has given notice that the Company received a "going concern" opinion from the Company's auditors and that the Company did not meet, as of December 31, 2000, certain continued listing requirements, particularly in the Company's case a minimum of $2,000,000 of net tangible assets. Nasdaq has asked the Company to submit a plan


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to achieve compliance with the maintenance criteria and to address the issues giving rise to the going concern opinion. The Company has not yet submitted its response to Nasdaq, but has requested to have until May 15, 2001 to submit its response. There is no assurance that Nasdaq will find the Company's response acceptable or continue the listing of the Company's stock. If the Company's stock is ultimately delisted from Nasdaq, it may still be eligible for quotation on the NASD-regulated OTC Bulletin Board.

ABOUT LIGHTNING ROD SOFTWARE

Lightning Rod Software (www.lightrodsoft.com), based in Minneapolis, Minnesota, is a developer of multi-channel, real-time customer sales and loyalty solutions for e-businesses such as e-tail site www.estyle.com and online trading site www.stockwalk.com. In addition to these markets, the company provides customer interaction and online loyalty solutions for online financial services, e-service bureaus, online entertainment and other industries. Its customers also include Invacare Supply Group, Gage Marketing Group, and State Capital Credit Union. Lightning Rod is a Microsoft Certified Solutions Provider (MSFT) (www.microsoft.com), Dialogic Strategic Partner (www.intel.com), and member of the CT Media Value Network.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements based on management's current expectations, beliefs, estimates, assumptions, and projections. For purposes of the Private Securities Reform Act of 1995, all such statements about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures, and financial results are forward-looking statements. Words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions may identify some of the forward-looking statements. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of risks, uncertainties, and other factors, many of which are outside of Lightning Rod Software's control, that could cause actual results and the timing of certain events to differ materially from such statements. For a more detailed description of the factors that could cause such differences, please see Lightning Rod Software's filings with the Security and Exchange Commission. Lightning Rod Software disclaims any intention or obligation to update or revise any forward-looking statements whether the result of new information, future events, or otherwise.

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                                     CONTACT

Lightning Rod Software, Lori Cocking, VP-Human Resources, (952) 837-4045, lori.cocking@lightrodsoft.com.